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                                                                      EXHIBIT 11
                                                                      ---------

                     SIENA HOLDINGS, INC. AND SUBSIDIARIES
            (FORMERLY LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES)

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    Reorganized      Predecessor     Reorganized      Predecessor
                                                      Company          Company         Company          Company
                                                  ---------------- ---------------- ---------------  ---------------
                                                   Quarter Ended    Quarter Ended    Nine Months      Nine Months
                                                     March 31,        March 31,         Ended            Ended
                                                       1998             1997          March 31,        March 31,
                                                                                         1998             1997
                                                  ---------------- ---------------- ---------------  ---------------
EARNINGS (LOSS) PER COMMON SHARE:
Average common shares outstanding                           4,000                *           4,000                *

Net income (loss)                                 $           (10)               *  $           46                *

Earnings (loss) per common share:
Net income (loss)                                 $          0.00                *  $         0.01                *

EARNINGS (LOSS) PER COMMON SHARE -
  ASSUMING DILUTION:

Average common shares outstanding                           4,000                *           4,000                *
Average common stock equivalent under SHI
     Nonqualified Stock Option Plan
                                                               93                *              33                *
                                                  ---------------- ---------------- ---------------  ---------------
                           TOTAL SHARES                     4,093                *           4,033                *
                                                  ================ ================ ===============  ===============

Net income (loss)                                 $           (10)               *  $           46                *

Earnings (loss) per common share -
  assuming dilution:
Net income (loss)                                 $         (0.00)               *  $         0.01                *


* Average shares outstanding and per share amount not meaningful due to reorganization.